Exhibit 8.2

中国北京市朝阳区建国路77号华贸中心3号写字楼34层  邮政编码100025

电话: (86-10) 5809-1000 传真: (86-10) 5809-1100

Date:                , 2019

To:  China Index Holding Limited (the “Company”)

Tower A, No. 20 Guogongzhuang Middle Street,

Fengtai District, Beijing, 100070,

The People’s Republic of China

Re:  Opinion on Certain Legal Matters under PRC Law

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion, excluding Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan) and as such are qualified to issue this opinion with respect to all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (hereinafter referred to as the “PRC Laws”).

We are acting as your PRC legal counsel in connection with (a) the proposed separation of the Company from Fang Holdings Limited and the distribution of certain number of ordinary shares (the “Ordinary Shares”), including those represented by American depositary shares (the “ADSs”) (such transaction, the “Separation and Distribution”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) in relation to the Separation and Distribution, and (b) the proposed listing and trading of the Company’s ADSs on the NASDAQ Global Market.

A.                Documents Examined and Information Provided

In connection with the furnishing of this opinion, we have examined copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by PRC governmental authorities and officers of the Company. All of these documents are hereinafter collectively referred to as the “Documents”.

B.                Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

(a)             all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to their originals;

(b)             the Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(c)              each of the parties to the Documents (other than PRC Entities) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party; and

(d)             all facts and documents which may affect our opinions herein have been disclosed to us, and there has not been or will not be any omission in respect of such disclosure.

In rendering the following opinions, we state that we are not admitted to practice in any country other than the PRC, and we express no opinion as to any laws other than the laws of the PRC. To the extent, the Registration Statement, or any other document referenced therein or herein, is governed by any law other than that of the PRC, we have assumed that no such other laws would affect the opinion stated herein.

C.                Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, as of the date hereof, we are of the opinion that on the date hereof:

1.                  As of the date hereof, the discussions of PRC taxation in the Prospectus are true and accurate based on the PRC Laws, and the statements of law and legal conclusions in the Registration Statement under the caption “Taxation — PRC Taxation” constitute our opinion as to the material tax consequences (i) of holding the ADSs or Ordinary Shares and (ii) in connection with the Separation and Distribution under the PRC Laws.

D.                Qualifications

The foregoing opinion is further subject to the following qualifications:

1.              we express no opinion as to any laws other than the PRC Laws in force on the date of this opinion;

2.              the PRC Laws referred to herein are laws currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect;

3.              this opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter; and

4.              this opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement publicly submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name under the captions “Summary of the Separation and Distribution”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Our Corporate History and Structure”, “The Separation and Distribution”, “Taxation”, “Regulation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

Jingtian & Gongcheng